NORWEST FINANCIAL, INC.

              COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                                 Exhibit (12)

                     Three
                     Months
                     Ended
                    March 31,
                      1999                     Years Ended December 31,

                                                (Thousands of Dollars)

                                 1998      1997      1996      1995      1994
Net income           $59,763    $238,604  $269,450  $276,331  $267,941  $223,340

Add:

  Fixed charges:

  Interest including
  amortization of
  debt expense       124,863     485,784   401,736   372,859   359,079   259,605

  One-third of
  rentals*             3,395      13,406    12,107    10,748    10,317     9,747

  Total fixed
  charges            128,258     499,190   413,843   383,607   369,396   269,352

  Provision for
  income taxes        32,335     121,668   144,082   148,096   147,873   116,900

Total net earnings,
  fixed charges and
  income taxes -
  "Earnings"        $220,356    $859,462  $827,375  $808,034  $785,210  $609,592

Ratio of earnings
  to fixed charges      1.72        1.72      2.00      2.11      2.13      2.26


*One-third of rentals is deemed representative of the interest factor.